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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S–8 (No. 333–34636) of Register.com, Inc. of our reports dated February 14, 2003 relating to the financial statements and financial statement schedules, which appear in this Form 10–K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
April 4, 2003